                                                          EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES DIVIDEND AND
SECOND QUARTER 2016 EARNINGS

Houston (August 8, 2016)--Adams Resources & Energy, Inc. (NYSE MKT:AE) announced second quarter 2016 unaudited net earnings of $3,404,000 or $.81 per common share.  Revenues for the quarter totaled $293,163,000. Current period net earnings compare to unaudited second quarter 2015 net earnings of $4,340,000 or $1.03 per common share.

Thomas S. Smith, President and Chief Executive Officer, attributed the 2016 earnings decline to reduced volumes and unit margins within the Company’s crude oil marketing business.  The current commodity price for crude has suppressed drilling and production in the Company’s area of interest and competition has stiffened for the fewer barrels available.

A summary of operating results is as follows:

	Second Quarter
	2016	2015

Operating Earnings (Expense)
Marketing	$7,235,000	$9,842,000
Transportation	701,000	1,169,000
Oil and natural gas	(397,000)	(1,772,000)
Administrative expenses	(1,938,000)	(2,318,000)
	5,601,000	6,921,000
Interest income, net	96,000	95,000
Equity investment, net of tax	(136,000)	-
Income tax (provision)	(2,157,000)	(2,676,000)

Net earnings	$3,404,000	$4,340,000

The Company’s Board of Directors also declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on September 19, 2016 to shareholders of record as of September 6, 2016.

The Company’s quarterly report on Form 10-Q for the period ended June 30, 2016 will be filed with the Securities and Exchange Commission on August 9, 2016 and will be available on the Company’s website at adamsresources.com.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions and potential adverse world economic conditions, (b) fluctuations in hydrocarbon commodity prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability and cost of capital, (j) results of current items of litigation, (k) uninsured items of litigation or losses, (l) uncertainty in reserve estimates and cash flows, (n) successful drilling activity and the ability to replace oil and gas reserves, (m) security issues related to drivers and terminal facilities, (o) demand for chemical based trucking operations, (p) financial soundness of customers and suppliers.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$543,694	$1,156,131	$293,163	$600,558

Costs, expenses and other	(535,815)	(1,144,124)	(287,602)	(593,542)
Income tax (provision)	(3,045)	(4,570)	(2,157)	(2,676)

Net earnings	$4,834	$7,437	$3,404	$4,340

Earnings per common share:
Basic and diluted net earnings
per common share	$1.15	$1.76	$.81	$1.03

Dividends per common share	$.44	$.44	$.22	$.22

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	June 30,	December 31,
	2016	2015

ASSETS
Cash	$90,771	$91,877
Other current assets	99,148	84,660
Total current assets	189,919	176,537

Net property & equipment	51,617	59,715
Deposits and other assets	9,990	6,963
	$251,526	$243,215

LIABILITIES AND EQUITY
Total current liabilities	$87,540	$80,197
Other long-term liabilities	8,498	10,508
Shareholders’ equity	155,488	152,510
	$251,526	$243,215